Mail Stop 3561                                            November 8, 2018


Gary A. Norcross
President and Chief Executive Officer
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

       Re:     Fidelity National Information Services, Inc.
               Form 10-K for Fiscal Year Ended December 31, 2017
               Filed February 22, 2018
               File No. 001-16427

Dear Mr. Norcross:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Jennifer Thompson

                                                          Jennifer Thompson
                                                          Accounting Branch
Chief
                                                          Office of Consumer
Products